EXHIBIT
                                                             99.1



Friday November 10, 6:45 pm Eastern Time

Press Release

SOURCE: Southside Bancshares, Inc.

Southside Bancshares, Inc. Announces 5% Stock Dividend and
Special Cash Dividend

TYLER, Texas, Nov. 10 /PRNewswire/ -- The Board of Directors of Southside Bancshares, Inc. (Nasdaq: SBSI - news), parent company of Southside Bank, announced approval of a 5% common stock dividend payable on November 30, 2000 to shareholders of record on November 20, 2000. In addition, the Board also declared a regular cash dividend of $.05 and a special cash dividend of $.025 both payable on December 18, 2000 to shareholders of record on December 4, 2000. In a separate action, the Board of Directors voted to increase the regular annual cash dividend of $.20 per share to $.24 per share, a 20% increase, beginning in the first quarter 2001. B. G. Hartley, Chairman of the Board and Chief Executive Officer reported that the Company recently completed the offering of $15,000,000 of 8.75% cumulative convertible trust preferred securities trading under the symbol "SBSIO". The proceeds of the offering will be used for capital contributions to the bank to support growth, for working capital, to fund possible repurchase of shares of our common stock and for general corporate purposes. The securities pay investors 8.75% interest on their investment, while offering a conversion option into the Company's common stock at a price of $10.50 per share.

Southside Bank is a $1.1 billion community bank with 15 banking locations in East Texas. The common stock of Southside Bancshares, Inc. is traded through the Nasdaq National Market under the symbol SBSI.

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of the Company may be considered to be "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as "expect," "estimate," "project," "anticipate," "should," "intend," "probability," "risk," "target," "objective" and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company's actual results may differ materially from the results discussed in the forward-looking statements. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, changes in the interest rate environment which reduce interest margins, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company's ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.